Exhibit 10.33

Description of Non-Executive Director Compensation

On August 9, 2005, the Board of Directors of Lazard Ltd approved an arrangement for the compensation of Non-Executive Directors that will provide them with an annual cash retainer of US $50,000 and an annual award of deferred stock units (“DSUs”) with a grant value of US $50,000. The Chair of the Audit Committee shall be paid an additional annual retainer of US $30,000 and the Chairs of each of the Nominating & Governance Committee and the Compensation Committee shall be paid an additional annual retainer US $20,000, in each case to be paid 50% in cash and 50% in DSUs. Each of the other members of the Audit Committee shall be paid an additional annual retainer of US $20,000 and each of the other members of the Nominating & Governance Committee and the Compensation Committee shall be paid an additional annual retainer of US $15,000, in each case to be paid 50% in cash and 50% in DSUs. All DSUs awarded under this arrangement will be (i) issued under the Lazard Ltd 2005 Equity Incentive Plan or any successor plan thereto, and (ii) converted to Lazard Class A common stock, par value $0.01 per share, and distributed to the Director in accordance with the vesting schedule determined by the Nominating & Governance Committee.